LANXESS Solutions US Inc 199 Benson Road Middlebury, CT 06749 203-573-2000 tel

April 21, 2017
VIA E-MAIL AND OVERNIGHT DELIVERY
Mr. Stephen C. Forsyth
Dear Stephen:
As you are aware, Chemtura Corporation (together with its successors, including LANXESS Solutions US Inc, the “Company”) has entered into an Agreement and Plan of Merger with Lanxess Deutschland GmbH (“Lanxess”) and LANXESS Additives Inc., dated as of September 25, 2016 (the “Merger Agreement”), pursuant to which the Company will be acquired by Lanxess (the “Merger”). As of the consummation of the transactions contemplated under the Merger Agreement (the “Closing”), your Employment Agreement with the Company, dated November 9, 2010, as amended on March 9, 2011 (the “Employment Agreement”) will be terminated and shall be null and void, except as expressly provided herein (this “Agreement”). Notwithstanding the termination of your Employment Agreement, your employment with the Company will continue on an at-will basis based on the terms set forth herein. This notice is being provided pursuant to Section 13 of your Employment Agreement.
In connection with the termination of your Employment Agreement, and notwithstanding that your employment with the Company will continue on an at will basis as set forth herein, the Company agrees to provide you the payments and benefits that you would be entitled to as if your employment was terminated without Cause (as defined in the Employment Agreement) effective as of immediately following the Closing pursuant to Section 9(f) of the Employment Agreement, on terms as set forth herein, but only if you sign the attached General Release and allow it to become irrevocable. Regardless of whether you sign the attached General Release, you will be paid for all Accrued Benefits (as defined in the Employment Agreement), treating the “Date of Termination” as defined under the Employment Agreement as the date of the Closing.

All capitalized terms used in this Agreement that are not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Merger Agreement, and all dollar amounts (including but not limited to such terms as “cash” and “value”) set forth in this Agreement (including Exhibit A hereto) refer to U.S. dollars.
In exchange for your execution and non-revocation of the attached General Release, (1) you will be paid a cash amount shown on Exhibit A (Section 1) attached hereto, which is the amount equal to the severance payable pursuant to the terms of Section 9(f) of the Employment Agreement, to be paid in a lump sum in cash promptly after the date the General Release becomes irrevocable; (2) you will be immediately vested in, and will be paid in a lump sum in cash, an amount equal to the aggregate of your 2015 and 2016 RSU Consideration as shown in Exhibit A (Section 2) attached hereto, which amount shall be payable to you promptly after the date the General Release becomes irrevocable, (3) you will be immediately vested in, and will be paid in a lump sum in cash an amount equal to your 2015 PS Consideration as shown in Exhibit A (Section 3) attached hereto, which amount shall be paid to you within sixty calendar days after December 31, 2017, (4) you will immediately vested in, and will be paid in a lump sum in cash an amount equal to your 2016 PS Consideration as shown in Exhibit A (Section 4) attached hereto, which amount shall paid to you within sixty calendar days after December 31, 2018, (5) you will be immediately vested in, and will be paid in a lump sum in cash an amount equal to the aggregate of your 2017 RSU Consideration and your 2017 PS Consideration as shown in Exhibit A (Section 5) attached hereto, which amount shall be paid to you on January 1 of the second calendar year following your actual separation from service from the Company, (6) you will be provided with the outplacement services described in Section 9(e) of the Employment Agreement if your services with the Company and all of its affiliates actually terminates for any reason other than for Cause prior to December 31, 2017; and (7) you will be provided benefits continuation (medical, dental and hospitalization insurance coverage) for you and your covered dependents for one and a half years following the date of the Closing and otherwise as described in Section 9(e) of the Employment Agreement (the “Benefits Continuation”). Your outstanding equity awards shall be treated as described in the Merger Agreement; provided, however, that the treatment of your outstanding equity awards that are specifically described in this paragraph shall supersede the treatment otherwise described for such equity awards in the Merger Agreement.

The Company will pay you a prorated 2017 annual bonus in the manner described in the Merger Agreement.
Following the Closing, for so long as you remain employed by the Company, the terms of your employment are as follows:
•
Your employment may be terminated by the Company or by you, in either case, at any time and for any or no reason and, if not terminated earlier, shall automatically terminate on May 31, 2017 without further action by you or the Company. The Company shall cause all payments owed to you in respect of the period between the Closing and this termination date to be paid no later than May 31, 2017 (except for payments in respect of the Company’s tax-qualified and non-tax-qualified retirement plans, such payments to be made in accordance with your deferral election(s) and the terms and conditions of such plans);

•	Your new base salary will be at a monthly rate of $40,000;
•	You will continue to participate in the medical, dental and hospitalization insurance plans through the Benefits Continuation as set forth above;
•	You will continue to participate in any disability and life insurance benefits and any other similar plans in which you participate in as of the Closing;
•	You will accrue paid time-off in accordance with the Company’s policy as in effect from time to time;
•	You will continue to participate in the Company’s tax-qualified and non-tax-qualified retirement plan(s) as in effect from time to time; and
•	Without limiting the generality of the foregoing, you will not be eligible to participate in any bonus, incentive, severance or any other similar plan of the Company.
In addition, the Confidentiality Agreement and the Non-Competition Agreement, as defined in the Employment Agreement, shall remain in full force and effect and the termination of the Employment Agreement shall not be treated as a termination of employment for purposes thereof. In addition, Sections 10 and 11 of the Employment Agreement will also survive the termination of the Employment Agreement.

As noted in the enclosed General Release, you will have at least 21 days to consider the terms of the release. However, you may sign it sooner (but you may not sign it before the Closing).
Once you sign the General Release, you will have 7 days to revoke your consent to such release.
Please sign below to evidence your agreement and acknowledgement of this Agreement.
Very truly yours,

/s/ Antonis Papadourakis
Antonis Papadourakis
President and CEO
Agreed and Acknowledged:

/s/ Stephen C. Forsyth	April 26, 2017
Stephen C. Forsyth	Date